UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 12, 2006

The Shaw Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana		70809
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	225-932-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On October 12, 2006, the Board of Directors of The Shaw Group Inc., (the "Company"), determined the director compensation to be paid to Michael J. Mancuso, who was appointed on August 17, 2006, by the Company’s Board of Directors to serve in a newly created ninth director position, for the interim period between his appointment to the Board on August 17, 2006 and the date of the Company’s 2007 Annual Meeting of Shareholders to be held in January 2007.

The standard annual compensation paid to members of the Company’s Board of Directors is $150,000, $75,000 payable in cash and $75,000 payable 50% in options and 50% in phantom shares of the Company’s common stock, which options and phantom shares are issuable under the Company’s 2005 Non-Employee Director Stock Incentive Plan (the "Director Plan"). Because the Director Plan does not allow for the issuance of options or phantom shares unless a director is elected by the Company’s shareholders, the Company’s Board of Directors has determined to pay Mr. Mancuso the standard annual director compensation ($150,000) totally in cash, in an amount pro-rated from the date of his appointment.

Accordingly, the Board agreed that Mr. Mancuso will receive $410.96 per day ($150,000/365 days) for each day commencing on the date of his appointment as a director by the Board (August 17, 2006) until the earlier of the date of the Company’s 2007 Annual Meeting of Shareholders or the date he no longer serves as a director of the Company. Mr. Mancuso is expected to be nominated to be elected as a director by the shareholders at the 2007 Annual Meeting of the Shareholders, and in the event he is elected as a director by the shareholders, he will become entitled to receive awards under the Director Plan.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Shaw Group Inc.

October 16, 2006	By:	Gary P. Graphia

Name: Gary P. Graphia
Title: Secretary and General Counsel